Exhibit 99.1

EXTRA SPACE STORAGE INC.

PH (801) 562-5556

FAX (801) 562-5579

2795 E. Cottonwood Pkwy. Ste. 400

Salt Lake City, Utah 84121

info@extraspace.com

www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Appoints Joe Margolis

to Board of Directors

SALT LAKE CITY, Utah, February 23, 2005 – Extra Space Storage Inc. (NYSE: EXR) announced today that Joseph D. Margolis was appointed to the Company’s Board of Directors, increasing the size of the Board to seven members.

Mr. Margolis is a co-founding partner of Arsenal Real Estate Funds, a private real estate investment manager. Prior to forming Arsenal, Mr. Margolis held senior positions for twelve years at Prudential Real Estate Investors in portfolio management, capital markets and as General Counsel, and also served on the management and investment committees. Mr. Margolis is a graduate of Harvard College and Columbia University School of Law.

“We are delighted that Joe Margolis is joining our Board. His experience in real estate financing, including the pioneering work he did in self-storage financing at Prudential Real Estate Investors will be very beneficial to us as we grow our business” said Kenneth Woolley, Chairman and CEO of Extra Space Storage.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a real estate investment trust that owns and operates 141 self-storage properties in 20 states. The Company’s properties comprise more than 85,000 units and 9 million square feet rented by over 70,000 tenants. Additional Extra Space Storage information is available at www.extraspace.com.

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For Information:

James Overturf	William Coffin
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(818) 789-0100